Valmont Updates Earnings Outlook

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), the leading global manufacturer of poles, towers, structures and coating services for infrastructure, and mechanized irrigation equipment for agriculture, announced today that it expects 2003 second quarter diluted earnings per share to be in the range of 26-29 cents. In 2002, second quarter earnings were a record 42 cents per diluted share. In its first quarter earnings announcement, the Company indicated that second quarter sales and earnings comparisons would be unfavorable, but did not provide further guidance. Valmont also said today, that based upon current conditions, full year 2003 earnings are expected to be slightly lower than 2002 earnings.

     "For the second quarter, our lighting and traffic businesses remain strong. Our irrigation and tubing businesses are above last year's levels, while coatings sales will be lower. In the wireless communication markets, conditions remain weak," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "However, in our utility business, sales are more than 50% below last year's second quarter. The lower utility sales, combined with pricing pressures will result in less manufacturing cost absorption and lower profitability."

     Valmont's second quarter ends on June 29, 2003. The Company will report its financial results for the second quarter on July 21, 2003.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statements. The Company is under no obligation to (and expressly disclaims such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.